EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118399, 333-61252, 333-33684 and 333-33608 on Forms S-8 and in Registration Statement Nos. 333-120357 and 333-31326 on Forms S-3 of our report, dated February 16, 2006, relating to the consolidated financial statements and consolidated financial statement schedules of Vectren Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 23, 2006